ISSUER FREE WRITING PROSPECTUS
DATED MARCH 11, 2010
(SUPPLEMENTING PRELIMINARY PROSPECTUS DATED MARCH 3, 2010)
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-163223

G. WILLI-FOOD INTERNATIONAL LTD.

On March 3, 2010, G. WILLI-FOOD INTERNATIONAL LTD. filed Amendment No. 4 to its Registration Statement on Form F-1 with the Securities and Exchange Commission. The purpose of this Free Writing Prospectus is to make certain changes to the Company’s most recent preliminary prospectus, dated March 3, 2010, contained in Amendment No. 4 (the “Preliminary Prospectus”) in order to correct information regarding the number of the Company’s authorized capital. References below to “we,” “us,” “our,” the “company” or “G Willi” refer to G. WILLI-FOOD INTERNATIONAL LTD. and its consolidated subsidiaries and affiliated entities.

UNDERWRITING

The first complete sentence on page 44 of the Preliminary Prospectus under the section entitled “Underwriting” that reads as follows:

“In addition, each of our directors and executive officers will abide by similar 180-day lock-up agreement with respect to our ordinary shares, depositary shares representing our ordinary shares and securities that are substantially similar to our ordinary shares or depositary shares representing our ordinary shares, subject to customary exceptions for transfers among affiliates”

is hereby deleted from the Prospectus.

LEGAL MATTERS

The third sentence of the section entitled “Legal Matters” has been revised in its entirety to read as follows:

The validity of the ordinary shares offered in this offering and legal matters as to Israeli law will be passed upon for the Company by Shpetnisky, Halfin, Huberman & Co. Richardson & Patel LLP may rely upon Shpetnisky, Halfin, Huberman & Co. with respect to matters governed by Israeli law.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING (212) 430-1710.